EXHIBIT 99.1

    NBC INVESTS $25 MILLION EQUITY IN TELESCAN, INCREASING STAKE TO 14.2%

                     NBC EXTENDS LICENSING AGREEMENT FOR
                  TELESCAN TECHNOLOGY AND CONTENT TO 5 YEARS

HOUSTON, JULY 27, 1999--Telescan, Inc. (Nasdaq/NMS:TSCN) today announced that NBC has agreed to invest $25 million through the purchase of 1.1 million shares of Telescan's common stock. The investment brings NBC's and GE Equity's (NYSE:GE) stake in Telescan to 14.2 percent, up from the initial 9.9 percent investment NBC made in the company in January. Simultaneously, NBC has extended the terms of the contract and licensing agreement for Telescan's technology, content and hosting services to five years from three. NBC also has the option to extend the contract for an additional five years beyond the newly-extended contract.

NBC uses Telescan's proprietary technology, financial content and investment analytic tools for CNBC.com, its recently launched business and personal finance portal. The agreement calls for Telescan to receive monthly license and maintenance fees, as well as a percentage of net revenue derived from the site. No other terms of the deal were revealed.

David Brown, Telescan's chairman and chief executive officer, said, "We are delighted that NBC has moved to enhance and expand the scope of our original agreement. We look forward to being an integral partner in the success of this world-class Internet platform."

Chris Glowacki, Vice President, NBC Interactive, and Telescan Board member said, "Telescan is a strategic investment for NBC. Their technology has been key to differentiating CNBC.com as a world-class business and personal finance portal. We look at this investment as a meaningful contribution to our business strategy and are proud to increase our interest in this exciting company."

Houston-based Telescan (WWW.TELESCAN.COM) is an industry leader in providing Internet services to financial and publishing service companies, as well as proprietary analytics and content to individual investors. The company develops and operates Internet sites and major online networks serving the financial and publishing industries. Telescan's Wall Street City(R) supersitE (WWW.WALLSTREETCITY.COM) provides the most comprehensive suite of search tools, technical analysis and financial data on the Internet.

Telescan provides private-label versions of its proprietary Internet technology to many of the nation's leading financial services and media companies including American Express, BPI Communications, Fidelity Investments, NBC, Standard & Poor's, Time Inc. New Media and Playboy Enterprises.

CNBC.com (HTTP://WWW.CNBC.COM) is the best of CNBC on the Internet. This newly launched personal finance portal designed to help investors profit from today's lightning-paced financial activity with company information, stock quotes, data and analyses. Leveraging CNBC's renowned coverage of financial markets with anchor programs like Squawk Box and Power Lunch, CNBC.com gives users an insider's view to news and analysis that is breaking on-air through e-alerts, video clips and summaries from CNBC on-air personalities. Investors can receive free real-time stock quotes, up-to-the-minute market data with interpretation, and e-alerts with late-breaking news of their personal portfolio. Users can also track multiple portfolios, personalize a streaming stock ticker, and create customized financial charts.

NBC is a global media company with broadly diverse holdings. NBC owns and operates the NBC Television Network as well as thirteen television stations. In the United States, NBC owns CNBC,

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operates MSNBC in partnership with Microsoft, and maintains equity interests in
Arts & Entertainment and The History Channel. NBC also has an equity stake in Rainbow Programming Holdings, a leading media company with a wide array of entertainment and sports cable channels, including the Madison Square Garden network, and ValueVision International. Internationally, NBC owns and operates
CNBC: A Service of NBC and Dow Jones in partnership with Dow Jones & Company in Europe and Asia. In partnership with National Geographic and Fox/BskyB, the network owns and operates the National Geographic Channel in Europe and Asia.

The leader among traditional media companies in Internet and new media businesses, NBC holds equity stakes in CNET, Talk City, iVillage, Telescan, Hoover's, Sandpiper Networks and 24/7 Media. Several of NBC's Internet assets are slated to be merged with Snap.com, the fastest-growing Internet portal, and XOOM.com, Inc. (NASDAQ: XMCM), the fastest-growing community-based site on the Web and a leading direct e-commerce services company, to form the seventh-largest Internet site and the first publicly traded Internet company integrated with a major broadcaster. The new company, to be called NBC Internet
(NBCi), will use Snap.com as its umbrella consumer brand, integrating broadcast, portal, and e-commerce services. With Microsoft, NBC owns and operates MSNBC, a 24-hour cable news network and Internet news service at www.msnbc.com. Also, together with Microsoft and Dow Jones, NBC operates CNBC/Dow Jones Business Video, offering video- and audio-based financial news and information to financial professionals and institutions. Other new media innovations from NBC include interactive television initiatives with Microsoft WebTV for Windows and WebTV Plus, TiVo, Wink-enhanced programming with Wink Communications, NBC Intercast with Intel, electronic program guides with Gemstar and on-demand video services with Intertainer.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS NEWS RELEASE THAT MAY BE CONSIDERED FORWARD-LOOKING STATEMENTS COULD BE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. THESE INCLUDE UNCERTAINTIES IN THE MARKET, COMPETITION, LEGAL, SUCCESS OF MARKETING EFFORTS AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S SEC REPORTS. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE INFORMATION IN THIS RELEASE.


Contacts:
David Brown of Telescan, 281-588-9700,
Jeffrey Goldberger, Investor Relations
Keith Lanigan, Media, of Stern & Co., 212-888-0044, for Telescan;
Maria Battaglia, NBC Corporate Communications, 212-664-3457,
Marcy Brucellaria, GE Capital, 203-961-2281.


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